Exhibit 1

Trade Date - September 2, 2016:
9,615 @ $57.0000; 4,470 @ $57.0100; 800 @ $57.0150; 4,151 @ $57.0200.

Trade Date - September 6, 2016:
1,231 @ $57.0700; 869 @ $57.0500; 2,600 @ $57.0400; 846 @ $57.0350; 4,654 @
$57.0300; 200 @
$57.0250; 4,791 @ $57.0200; 5,328 @ $57.0100; 200 @ $57.0050; 10,626 @ $57.0000.